EXHIBIT 99

P R E S S    R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:
Patrick Adams
972-720-9001
padams@tbank.com

FIRST METROPLEX CAPITAL, INC. ANNOUNCES OPERATING
RESULTS FOR THIRD QUARTER 2006

Dallas, Texas - November 21, 2006- First Metroplex Capital, Inc. (OTC.BB: FMPX), the parent company of T Bank, N.A. (“T Bank”), announced earnings of $83,000 for the third quarter of 2006 compared to a loss of $354,000 for the same period last year. This marks the first profitable quarter in the Company’s short history. Earnings per share were $0.05 for the third quarter 2006 compared to a loss per share of $0.21 for the same period last year. The Company reported a net loss of $542,000 for the nine months ended September 30, 2006 compared to a net loss of $1,281,000 for the same period last year.

The Company posted assets of $83 million at September 30, 2006, up 118% from $38 million a year ago.  Deposits grew to $71 million, up 186% from $24.8 million last year.  Loans reached $65 million, up 170% from $24 million last year.  The annualized Return on Average Assets was (1.2%) and the annualized Return on Average Equity was (6.1%).  The Book Value for the stock at period end was $7.37.

This press release contains only a summary of certain financial results. Please refer to our third quarter 2006 Form 10-QSB filed with the Securities and Exchange Commission for our consolidated financial statements and related notes and discussion for the three months and nine months ended September 30, 2006.

ABOUT FIRST METROPLEX CAPITAL INC.
First Metroplex Capital, Inc. is the parent company of T Bank. T Bank, which opened for business on November 2, 2004, is a full service commercial bank headquartered in Dallas, Texas that provides highly personalized financial services to business and individual clients. T Bank has locations on the Dallas North Tollway in North Dallas and West Plano. Our local market includes North Dallas, Addison, Plano, Frisco, Richardson and Carrollton as well as northeast Tarrant County. We provide our clients with the latest in banking technology along with traditional personal attention.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond our control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-KSB and other filings made by First Metroplex Capital, Inc. with the Securities and Exchange Commission.